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                             EXHIBIT 10.64
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                 RETIREMENT AND CONSULTING AGREEMENT


     THIS AGREEMENT (the "Agreement") is made this the 1st day of March, 1995, between BRENDLE'S INCORPORATED (the "Company") and DOUGLAS D. BRENDLE ("Brendle").

                          R E C I T A L S :

     The services of Brendle in various managerial and executive capacities for the Company, including Chairman of the Board, President and Chief Executive Officer of the Company, and his experience and knowledge of the affairs of the Company and his reputation and contacts in the industry have been extremely valuable to the Company; and

     The Company desires Brendle to remain as a Consultant to the Company and wishes to receive the benefit of his knowledge, experience, reputation and contacts for a period of five (5) years after his retirement from the day-to-day executive leadership and management of the Company; and

     In recognition of his ongoing duties as a Consultant to the Company, and in exchange for his agreement not to compete with the Company for a five (5)-year period, it is right and appropriate that the Company provide the following retirement and consulting compensation;

     In consideration of the foregoing recitals, and the mutual covenants herein contained, IT IS, THEREFORE, AGREED:

              1.    OBLIGATION OF THE COMPANY:

          a.   Compensation:

               (1) Commencing on March 1, 1995, the Company shall pay Brendle a yearly amount of TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($200,000.00) per year for five (5) years, except as hereafter noted. For the first twelve (12) months, this annual payment will be paid in twelve (12) equal monthly installments of SIXTEEN THOUSAND SIX HUNDRED SIXTY-SIX AND 67/100 DOLLARS ($16,666.67), commencing March 1,
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     1995.  Commencing on March 1, 1996, the TWO HUNDRED THOUSAND AND
     00/100 DOLLAR ($200,000.00) annual payment shall be made in a lump sum payment of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) beginning on March 1, 1996, and the said payments shall be made in a lump sum payment of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) on March 1 of each succeeding year during the remainder of the five-year term, subject, however, to the following provisions: All such lump sum retirement payments will be further conditioned upon the Company's maintaining compliance with any and all of its financial covenants or financial ratios agreed to by the Company with its lenders from time to time. In the event that a lump sum payment would violate any financial covenant or financial ratio with the Company's lenders, such lump sum payment would be suspended and would be paid in monthly installments of SIXTEEN THOUSAND SIX HUNDRED SIXTY-SIX AND 67/100 DOLLARS ($16,666.67) until such time as the Company is able to pay said lump sum payments and still meet its financial covenant and financial ratio obligations. In the event that the Company discovers that a lump-sum payment would violate any financial covenant or financial ratio with the Company's lenders, the Company will give written notice to Brendle of said fact, along with a copy of the financial covenant or financial ratio which would be violated by a lump-sum payment. All payments of the aforesaid compensation and all other benefits hereunder shall always be subject to Brendle being in compliance with this Agreement.

               (2) The Possible Acceleration of Payments. The aforesaid retirement payments can be accelerated at Brendle's option in the event of the sale of all or substantially all of the Company's assets in an asset sale, as distinguished from a stock sale or a merger or acquisition by another company of Brendle's in a stock sale. In addition, Brendle could accelerate any payments due hereunder in the event the Company is in default of any material term of this Agreement. For this purpose the Company's payments to Brendle hereunder shall not be in default so long as they are mailed from the Company or otherwise delivered to Brendle no later than ten (10) days after the due date under this Agreement, to the last address that Brendle supplies to the Company for this purpose.

               (3) If Brendle dies prior to receiving all compensation due him under this Agreement, the remaining compensation due will be payable to his wife, Lydia U. Brendle, during her life, or to the estate of the last to die of Brendle or Lydia U. Brendle. Upon receipt of any key-man insurance proceeds on account of the death of Brendle during the term of this Agreement, the Company shall use such proceeds as shall be necessary to pay in full the
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     balance of any compensation due under this Paragraph 1.a.(3) of this Agreement by the use of the said insurance proceeds.

          b. Health and Life Insurance: The Company shall continue coverage under the Company's health insurance plan(s) for Brendle and his wife, Lydia U. Brendle, for the remainder of their respective lives. The Company shall also continue the present life insurance policies and benefits on the life of Brendle, during the life of Douglas D. Brendle.

          c. Company Merchandise: The Company shall continue to allow Brendle to purchase merchandise at any Company store at Company cost for and during the lifetime of Brendle.

          d. Reimbursement of Expenses: The Company shall reimburse Brendle for all reasonable expenses, as determined by the President of the Company, incurred by Brendle in connection with his service to the Company requested by the President or the Board of Directors.

          e. Office and Secretary: The Company shall pay Brendle an allowance of FIVE THOUSAND DOLLARS ($5,000.00) per year for a total of three (3) years from April 1, 1995, as an allowance to assist Brendle in paying for office space, telephone, a secretary and the like to assist him with his paper work, at some location outside of the Company headquarters. Mr. Brendle will vacate his office at the Company on or before April 1, 1995.

          f. Chairman Emeritus: On February 2, 1995, the Board of Directors named Brendle Chairman Emeritus. No additional compensation is to be paid Brendle for being named Chairman Emeritus.

              2. BENEFITS FORFEITURE: All of the benefits enumerated above in Paragraph 1 shall be subject to forfeiture in the event that Mr. Brendle takes any action which results in material harm to the Company or interferes with the management of the Company in such a manner so as to render ineffective the efforts of such management in carrying out their day-to-day responsibilities. In the event that the Board should determine that Brendle has interfered with management as prohibited above, the Company shall give Brendle five (5) days' notice to cease and desist, and then if Brendle does not cease and desist, the Company can exercise its right of forfeiture. This notice and opportunity to cure requirement shall only be useable once by Brendle, and thereafter the Company can exercise its right of forfeiture upon further occurrences of interference thereafter without notice or a right to cure. The exercise of this right of forfeiture shall be in the discretion of the Board of Directors
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upon receipt of substantial and substantially persuasive evidence that
Brendle has taken such action or interfered as set forth above. In addition, Mr. Brendle will not compete with the Company and will not solicit Company employees to enter into competition with the Company during the time he is receiving benefits under this Agreement, as more fully described on "Exhibit A" hereto. Nothing herein shall be construed to limit the rights and duties of Brendle while serving as Director of the Company.

              3. DUTIES OF BRENDLE: During the period of five (5) years from March 1, 1995, Brendle shall perform all duties delegated to him by the Board of Directors as a Consultant to the Company which the Board or the President of the Company shall request on an as-needed basis, in order that the Company may continue to benefit from Brendle's experience, knowledge, reputation and contacts in the industry. Brendle shall be available to advise and counsel the Company's Officers and Directors upon reasonable notice at all reasonable times by telephone, mail or in person. However, Brendle shall not be required to devote a substantial part of his time, and Brendle's failure to render such services or to give such advice and counsel due to illness or other incapacity shall not affect his right to receive compensation during the term of this Agreement.

              4. BINDING EFFECT: This Agreement shall be binding upon and shall inure to the benefit of the Company and Brendle and their respective heirs and legal representatives and, as to the Company, its successors and assigns. In the event of the consolidation or merger of the Company into or with another entity, or the sale of all or substantially all of the Company's assets to another entity, such entity shall assume this contract and become obligated to perform all of its terms and conditions required of the Company to be performed.

              5. ENTIRE AGREEMENT: This Agreement supersedes all other agreements previously made between the parties relating to this subject matter. There are no other understandings or agreements.

              6. NOTICE: Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Company or Brendle at their last known addresses.

              7. NON-WAIVER: No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.
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              8.    GOVERNING LAW:  This Agreement shall be governed by
and construed in accordance with the laws of the State of North
Carolina.

              9. SEVERABILITY: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

             10. AMENDMENTS: This Agreement may be amended only by a written agreement executed by the parties hereto.

     IN WITNESS WHEREOF, Brendle has signed this Agreement, and Company has caused this Agreement to be executed by its appropriate officers, pursuant to a resolution adopted by the Board of Directors of the Company.

                                "COMPANY"

                                BRENDLE'S INCORPORATED
ATTEST:
                                By: (Signature of J. M. Leish appears here)
(Signature of David R. Pungo appears here)
_____________________________                   __________ President
           __________ Secretary

(AFFIX CORPORATE SEAL)
                              "BRENDLE"
(Brendle's Incorporate
Corporate Seal appears here)

                          (Signature of Douglas D. Brendle appears here)(SEAL)
                              Douglas D. Brendle
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 STATE OF NORTH CAROLINA  -  COUNTY OF ________________

     I, a Notary Public of ___Yadkin____ County and State aforesaid, certify that __David R. Renegar___ personally appeared before me this day and acknowledged that she/he is the _____________ Secretary of BRENDLE'S INCORPORATED, a North Carolina Corporation, and that by authority duly given and as the act of the Corporation, the foregoing instrument was signed in its name by its____________ President, sealed with its Corporate Seal and attested by her/him as its _______________ Secretary.

     WITNESS my hand and Notarial Seal or Stamp, this the _17_ day of ____April____, 1995.

My commission expires:
                              __(Signature of Patty W. Harrison appears here)__
__November 19, 1996____.                     Notary Public

NOTARIAL SEAL/STAMP:
     (Stamp of Notarial Stamp appears here for Patty W. Harrison)


STATE OF NORTH CAROLINA  -  COUNTY OF ___Forsyth________

     I, a Notary Public of __Stokes_____ County and State aforesaid, certify that DOUGLAS D. BRENDLE personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

     WITNESS my hand and Notarial Seal or Stamp, this the _12_ day of ___September 29__, 1995.

My commission expires:
___April____, 1995________.    ___(Signature of Pat Mickey appears here)__
                                          Notary Public
NOTARIAL SEAL/STAMP:
           (Notarial Seal of Pat Mickey appears here)
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                              "EXHIBIT A"

                        COVENANT NOT TO COMPETE


     1. Covenant. During the period of March 1, 1995 through February 29, 2000 (the "Restricted Period") Brendle shall not directly or indirectly:

          (a) enter into or attempt to enter into the "Restricted Business" (as defined below) anywhere in the states of North Carolina or South Carolina, or within a fifty (50) mile radius of any then existing Brendle's store location during said Restricted Period in any state other than North Carolina or South Carolina;

          (b) induce or attempt to persuade any former employee within one (1) year of his or her termination of employment from the Company, or any employee, agent, manager, consultant, director, or other participant in the Company's business to terminate his or her employment or other relationship with the Company in order to enter into any relationship with Brendle, any business organization in which Brendle is a participant in any capacity whatsoever, or any other business organization in competition with the Company's business; or

          (c) use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the Company's business, except as may be necessary for Brendle to fulfill his obligation to consult for the Company.

     2. Indirect Activity. The term "indirectly", as used in this Covenant Not to Compete, includes acting as a paid or unpaid director, officer, agent, representative, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, joint venturer, shareholder, or creditor.

     3. Restricted Business. The term "Restricted Business" means the retail sale of general hard goods merchandise and/or catalogue-showroom sales of hard goods merchandise; provided, however, that Brendle may own not more than five percent (5%) of the outstanding equity securities of a corporation that is engaged in the Restricted Business if the equity securities are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934.

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